Exhibit 99.1

Corillian Delivers Continued Profitability in Third Quarter

Reports Revenues of $11.6 Million and EPS of $0.05

PORTLAND, Ore. – October 22, 2003 – Corillian Corp. (NASDAQ: CORI), a premier provider of enterprise software and services for the financial services industry, today reported financial results for the third quarter ended September 30, 2003.

Revenues for the third quarter were $11.6 million, compared to $11.5 million for the second quarter of 2003 and $10.0 million for the third quarter of 2002. Net income for the quarter was $1.6 million, resulting in basic earnings per share of $0.05 and diluted earnings per share of $0.04, compared to net income of $1.8 million and basic and diluted earnings per share of $0.05 for the second quarter of 2003. The net loss for the comparable prior year period was $5.6 million, which resulted in a basic and diluted net loss per share of $0.16 for the third quarter of 2002.

Adjusted EBITDA for the quarter was $2.8 million, compared to adjusted EBITDA of $3.1 million in the second quarter of 2003 and an adjusted EBITDA loss of $1.0 million for the comparable prior year period. An explanation of Corillian’s practice of reporting adjusted EBITDA results is described below.

Cash and investment balances at the end of the third quarter were $23.8 million, compared to $24.5 million at the end of the second quarter of 2003. Backlog, which represents contractual customer commitments, increased from $35.7 million at the end of the second quarter of 2003 to $40.3 million at the end of the third quarter of 2003.

“The third quarter was very strong, with continued profitability, good margins and an increase in backlog,” said Alex Hart, president and CEO of Corillian. “We put a plan in place a year ago to achieve profitability, to extend our reach within our customer base and to position Corillian for continued growth. The primary reason for the strong results in the quarter is our continued execution in delivering innovative products and services to our customers. In addition, we’ve made strategic investments in sales and marketing that are beginning to accelerate growth.”

Recent Highlights

•	Charter One, a top 30 U.S. bank, selected Corillian as its development and technology partner to deliver new and innovative online services for its retail and small business customers.

•	Comerica, a top 25 U.S. bank, successfully launched phase one of a new consumer online banking service with the Corillian Voyager platform. Corillian Voyager now provides robust, real-time online banking services to Comerica’s retail customers.

•	During the third quarter, three more customers went live on the Corillian Voyager 3.0 platform. Corillian now has 16 customers running on the Corillian Voyager 3.0 platform.

•	Sterling Financial, a multi-bank holding company located in Lancaster, Pa., has successfully added small business banking to its Corillian Voyager solution.

•	NCR Corp. expanded its relationship with Corillian by developing a joint solution for the community bank and credit union markets where NCR has a strong presence. NCR will re-sell, perform implementation services and run the Corillian Voyager solution in its eCommerce Hosting Centers.

•	Approximately 12.8 million consumer and small business end users, over a quarter of the online banking and bill payment population of the United States, are using Corillian software to access their online financial services. This compares to approximately 11.6 million at the end of the second quarter of 2003 and 8.2 million end users at the end of the third quarter of 2002.

FINANCIAL OUTLOOK

Based on its current backlog, anticipated project schedules and sales pipeline, Corillian anticipates that fourth quarter 2003 revenues will be in the range of $11.5 to $12.5 million and that revenue for fiscal 2003 will be in the range of $45.3 to $46.3 million. Based on these revenue expectations and currently anticipated expenses, Corillian anticipates that EPS will be in the range of $0.04 to $0.07 per share for the fourth quarter of 2003 and $0.12 to $0.15 per share for fiscal 2003.

ADJUSTED EBITDA RESULTS

Adjusted EBITDA results exclude interest, taxes, depreciation, amortization, restructuring charges and other income (expense), net, and are provided by Corillian as a complement to reported net income (loss), which is provided using accounting principles generally accepted in the United States of America (or GAAP). Corillian believes that adjusted EBITDA is a useful metric for Corillian and its investors because it excludes certain items that relate to non-operating activities and non-cash items and because other companies in its industry provide a similar metric. A table detailing the differences between Corillian’s reported net income (loss) under GAAP and adjusted EBITDA is included in the consolidated statements of operations below.

Corillian will hold a conference call today at 5:00 p.m. EST to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://investor.corillian.com.

About Corillian Corporation

Corillian is a premier provider of enterprise software and services for the financial services industry. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively. Corillian’s solutions are unmatched in reliability and performance, and successfully scale at some of the world’s largest financial institutions. Corillian’s proven solutions enable financial institutions to deliver innovative services enterprise-wide, across multiple delivery channels and multiple lines of business. The Corillian Voyager platform provides secure and scalable account access and transaction processing for a wide variety of applications built by Corillian’s expert software developers, by Corillian-certified partners, and by the in-house development organizations of some of the world’s best financial institutions. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian’s solutions do not continue to gain market acceptance, that Corillian fails to sign new customers, that Corillian’s existing customers do not continue to demand products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian does not recognize an increased percentage of license and maintenance revenues, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits and that financial institutions are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission including its report on Form 10-Q for the quarter ended June 30, 2003.

For more information contact:

Steve Shaw — Corp. Communications Manager — Corillian Corporation — e-mail: sshaw@corillian.com — Phone: (503) 629-3770

Steve Sipowicz — Chief Financial Officer — Corillian Corporation — e-mail: ssipowicz@corillian.com — Phone: (503) 629-3300

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)
(unaudited)

	For the Quarter Ended

	September 30,	June 30,	September 30,
	2003	2003	2002

Revenues	$11,586	$11,482	$10,038
Cost of revenues	5,094	4,933	5,054

Gross profit	6,492	6,549	4,984

Operating expenses:
Sales and marketing	1,501	1,437	2,820
Research and development	1,390	1,647	1,712
General and administrative	1,654	1,393	2,901
Amortization of deferred stock-based compensation	—	—	189
Litigation settlement charges	—	—	2,580

Total operating expenses	4,545	4,477	10,202

Income (loss) from operations	1,947	2,072	(5,218)
Other expense, net	(198)	(278)	(421)

Income (loss) before income taxes	1,749	1,794	(5,639)
Income taxes	100	—	—

Net income (loss)	$1,649	$1,794	$(5,639)

Basic net income (loss) per share	$0.05	$0.05	$(0.16)
Diluted net income (loss) per share	$0.04	$0.05	$(0.16)

Shares used in computing basic net income (loss) per share	36,451	36,304	34,779
Shares used in computing diluted net income (loss) per share	38,356	36,988	34,779

Net income (loss) per GAAP	$1,649	$1,794	$(5,639)
Amortization of deferred stock-based compensation	—	—	189
Litigation settlement charges	—	—	2,580
Other expense, net	198	278	421
Income taxes	100	—	—
Depreciation and amortization	887	992	1,467

Adjusted EBITDA	$2,834	$3,064	$(982)

CORILLIAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2003	December 31, 2002

ASSETS
Current assets:
Cash and investments	$23,780	$17,631
Restricted cash	—	1,003
Accounts receivable, net	6,069	3,987
Revenue in excess of billing	1,155	1,542
Other current assets	2,244	3,276

Total current assets	33,248	27,439
Property and equipment, net	5,932	8,376
Other assets	1,644	1,664

Total assets	$40,824	$37,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,426	$3,868
Deferred revenue	15,611	13,981
Current portion of long-term debt and capital lease obligations	1,618	2,245
Other current liabilities	1,258	1,421

Total current liabilities	21,913	21,515
Long-term debt and capital lease obligations, less current portion	1,262	1,600
Other long-term liabilities	1,107	1,243

Total liabilities	24,282	24,358

Shareholders’ equity:
Common stock	126,531	126,141
Deferred stock-based compensation	—	(35)
Unrealized translation gain	43	49
Accumulated deficit	(110,032)	(113,034)

Total shareholders’ equity	16,542	13,121

Total liabilities and shareholders’ equity	$40,824	$37,479

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

	September 30, 2003	June 30, 2003	September 30, 2002

Revenue backlog(1)	$40.3 million	$35.7 million	$37.7 million
Live end users	12.8 million	11.6 million	8.2 million
Estimated potential DDA end users for live Corillian Voyager implementations	49 million	49 million	40 million
Estimated total potential end users, including credit-card end users	100 million	100 million	100 million
Estimated DDA penetration rate(2)	17%	15%	13%
Headcount	218	221	244

License revenues were $4.0 million, or 34 % of total revenues, in the third quarter of 2003, compared to $4.1 million, or 36 % of total revenues, in the second quarter of 2003, and $2.3 million, or 23% of total revenues, in the third quarter of 2002. Third quarter 2003 license revenues included additional license block sales of $1.3 million, compared to $2.1 million and $827,000 of such sales in the second quarter of 2003 and third quarter of 2002, respectively.

Corillian expects to be profitable for fiscal 2003 and, therefore, expects to incur an alternative minimum tax liability for fiscal 2003. As a result, Corillian recorded a tax charge of $100,000 in the third quarter of 2003 related to estimated alternative minimum taxes for the nine-month period ended September 30, 2003.

During the third quarter of 2003, Corillian used approximately $400,000 in cash from operations and made debt payments of approximately $400,000 and capital expenditures of approximately $200,000, which were offset by proceeds from employee stock plans of approximately $300,000, for total cash usage of approximately $700,000 during the quarter. The cash usage in the third quarter was primarily due to the timing of collections of receivables. Corillian expects to generate cash from operations in the fourth quarter of 2003 and for fiscal 2003.

(1)  Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers, Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables, and Corillian’s customers’ satisfying their contractual obligations. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.

(2)  Estimated DDA penetration rate does not include credit-card end users